EMPLOYMENT AGREEMENT

EMPLOYMENT AGREEMENT (this "Agreement"), dated effective as of February 26, 2008 (the "Effective Date"), by and between Universal Bioenergy Inc., a corporation organized and existing under the laws of the Nevada whose principal office is located at 128 Biodiesel Drive, Nettleton, MS 38858 (the "Company"), and Dr. Richard Craven, an individual residing at _______________________ (the "Executive").

WITNESSETH:

WHEREAS, the Company wishes to employ the Executive upon the terms and subject to the conditions set forth herein, and the Executive desires to enter into this Agreement and accept such employment, upon such terms and conditions;

NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein, the parties hereto, each intending to be legally bound hereby, agree as follows:

1.  Employment. The Executive shall serve as the Company's Chief Executive Officer. The Executive shall perform the usual and customary functions of a chief executive officer and in such capacity shall render such services as are usual and customary with and incident to such position, and other duties as the Board of Directors of the Company (the "Board") may from time to time direct provided, however, that such services are not materially inconsistent with the duties described above.

2.  Performance. During the Employment Term, the Executive shall perform and discharge the duties that may be assigned to him by the Board of Directors of the Company from time to time in accordance with this Agreement, and the Executive shall devote his best talents, efforts and abilities to the performance of his duties hereunder. The Company will not preclude the Executive from exercising reasonable execution and devotion of time to the Executive's personal and family investments as long as those efforts do not unduly affect the performance of the Executive's duties to the Company or said investment activities are not in direct competition with the Company's field of interest as defined under Section 7(b) or otherwise in breach of this Agreement.

3.  Employment Term. Unless earlier terminated pursuant to Section 5, the employment term shall begin on February 26, 2008 (the "Effective Date"), and shall continue for a period of one (1) year from such date (the "Initial Term"); provided that such term shall be automatically extended for additional periods of one (1) year commencing on February 27, 2008 and each February 27, thereafter (such period the "Additional Term") unless either party shall have given notice to the other party that such party does not desire to extend the term of this Agreement. Any such notice must comply with Section 10 and be given at least forty five (45) days prior to the end of the Initial Term or the Additional Terms, as applicable (the Initial Term and the Additional Term or Terms, if applicable, shall be known collectively as the "Employment Term"). Notwithstanding anything in this Agreement to the contrary, the Employment Term shall end on the Termination Date as defined in Section 5(g).

4.  Compensation. As compensation for services hereunder and in consideration of the Executive’s other agreements hereunder, during the Employment Term, the Company shall pay the Executive:

(a)   Base Salary. A base salary, payable in accordance with the customary payroll practices of the Company, subject to withholding and other applicable taxes, at an annual rate of Sixty Thousand Dollars ($60,000) (the "Base Salary").

(b)  Signing Bonus. A signing bonus of Restricted Stock equal to One Hundred Thousand Dollars ($100,000) to be calculated on the valuation of the Company’s common shares on the Effective Date. Notwithstanding anything contained herein to the contrary, the Restricted Stock granted herein shall be Restricted and vest on, and be delivered to you promptly following, February 27, 2009 (the "Vesting Date"); provided that you have remained continuously employed by the Company until the Vesting Date. In the event the Agreement is terminated prior to the Vesting Date however, the Company shall grant the Executive a portion of the Restricted Stock to be calculated on a pro-rated basis.

For purposes of this Agreement, Restricted Stock shall mean, that the shares of the Company, and the Executive’s interest therein, may not be sold, assigned, transferred, pledged, hypothecated or otherwise disposed of, except by will or the laws of descent and distribution, prior to the lapse of the applicable two (2) year restrictions as set forth in the legend affixed to the Restricted Stock certificates.

(c)  Performance Bonus. Executive will be eligible to receive an annual performance bonus (the "Performance Bonus"), for every One Million Dollars ($1,000,000) of the Company’s profit before taxes (the "Profit") equal to: (i) One Percent (1%) of the Profit in cash; and (ii) Four Percent (4%) of the Profit in Restricted Stock. The Company agrees to pay Consultant any Performance Bonus within thirty (30) days of the end of the Company’s fiscal quarter in which such Performance Bonus was earned.

(d)  Transaction Fee. For each successfully completed Transaction, the Company shall pay Executive a "Transaction Fee" equal to One Percent (1%) of the "Transaction Value" payable to the Executive as ten percent (10%) in cash within thirty (30) days of the close of the Transaction and 90% as Restricted Stock. For the purpose of calculating a Transaction Fee, "Transaction Value" shall equal the total proceeds and other consideration paid or received and to be paid or received (which shall be deemed to include amounts paid or to be paid into escrow), and in the case of a partnership, joint venture or recapitalization or similar Transaction, contributed or to be contributed, in connection with a Transaction, including, without limitation: (i) cash; (ii) notes, securities and other property valued at the fair market value thereof; (iii) liabilities, including all debt, pension liabilities and guarantees, directly or indirectly, assumed, refinanced or extinguished; (iv) payments to be made in installments; (v) amounts paid or payable under consulting agreements, agreements not to compete or similar arrangements (including such payments to management); (vi) the total value of any contingent payments (whether or not related to future earnings or operations); (vii) in the event that the Transaction involves the disposition of assets, the value of net current assets not sold; and (viii) if the Transaction takes the form of a recapitalization, restructuring or similar transaction, the fair market value of equity securities of the acquired company retained by the acquired company’s security holders upon consummation of such Transaction (such securities and all other securities received by such security holders being deemed to have been paid to such security holders in such Transaction).

For purposes of this agreement, "Transaction" means, whether in one or a series of transactions, an investment in the Company by a third party or the sale, transfer or other disposition, directly or indirectly, of all or a significant portion of the business, assets or securities of the Company, whether by way of a merger or an acquisition, as a direct result of the Executive’s efforts on behalf of the Company.

(e)  Non-Cash Consideration. For purposes of computing any fees payable to Executive hereunder, non-cash consideration shall be valued as follows: (i) publicly traded securities shall be valued at the average of their closing prices (as reported in the Wall Street Journal) for the five trading days prior to the closing of the Transaction and (ii) any other non-cash consideration shall be valued at the fair market value thereof as determined in good faith by the Company.

(f)  Termination. The employment hereunder of the Executive may be terminated prior to the expiration of the Employment Term in the manner described in this Section 5.

(g)  Termination by the Company for Good Cause. The Company shall have the right to terminate the employment of the Executive for Good Cause (as such term is defined in Section 5(h)(ii)) by written notice to the Executive specifying the particulars of the circumstances forming the basis for such Good Cause.

(h)  Termination upon Death. The employment of the Executive hereunder shall terminate immediately upon his death.

(i)  The Company's Options upon Disability. If the Executive becomes physically or mentally disabled during the Term so that he is unable to perform the services required of him pursuant to this Agreement for a period of 180 successive days or a cumulative 180 days in any twelve-month period (the "Disability Period"), the Company shall have the option, in its discretion, by giving written notice thereof, either to (A) terminate the Executive's employment hereunder pursuant to Section 5(a); or (B) continue the employment of the Executive hereunder upon all the terms and conditions set forth herein. During the Disability Period the Executive shall continue to receive the compensation and other benefits provided herein net of any payments received under any disability policy or program of which the Executive is a beneficiary or recipient.

(j)  Voluntary Resignation by the Executive. The Executive shall have the right to voluntarily resign his employment hereunder for other than Good Reason (as such term is defined in Section 5(h)(iv)) by written notice to the Company.

(k)  Termination by the Company Without Good Cause. The Company shall have the right to terminate the Executive's employment hereunder without Good Cause by written notice to the Executive, but the obligations placed upon the Company in Section 6 will apply.

(l)  Resignation by the Executive for Good Reason. The Executive shall have the right to terminate his employment for Good Reason by written notice to the Company specifying the particulars of the circumstances forming the basis for such Good Reason.

(m)  Termination Date. The "Termination Date" is the date as of which the Executive's employment with the Company terminates in accordance with this Agreement. Any notice of termination given pursuant to the provisions of this Agreement shall specify the Termination Date.

(n)  Professional Recognition. Company agrees to include Executive as a co-author on any professional articles (peer-reviewed or not), manuscripts, or similar and grants privileges for editing contributions. Also the Company will include Executive as a co-inventor on any patent and/or intellectual property associated with the Company provided, however that Executive shall not entitled to any additional compensation rights of any kind associated with a co-inventor status or otherwise.

(o)  Certain Definitions. For purposes of this Agreement, the following terms shall have the following meanings:

(i)  "Person" means any individual, corporation, partnership, association, joint-stock company, trust, unincorporated organization, joint venture, court or government (or political subdivision or agency thereof).

(ii)  "Good Cause" shall exist if the Executive: (i) willfully or repeatedly fails in any material respect to satisfactorily perform his duties and obligations under this Agreement, including without limitation the failure to comply substantially with the reasonable instructions of the Board of Directors, which failure is not cured within (fifteen (15) business days after written notice of such failure is delivered by the Company; (ii) has been convicted of a crime or has entered a plea of guilty or nolo contender with respect thereto; (iii) has committed any act in connection with his employment with the Company which involves fraud, gross negligence, misappropriation of funds, dishonesty, disloyalty, breach of fiduciary duty or other misconduct injurious to the Company or any other member of the Company Group; (iv) has engaged in any conduct which in the reasonable determination of the Board is likely to adversely affect in any material respect the reputation or public image of the Company or any other member of the Company Group; or (v) breaches in any material respect this Agreement which breach is not cured within fifteen (15) business days after written notice of such failure is delivered by the Company; provided, however, that during any twelve (12) month period, the Company shall only be required to give notice three (3) times in the aggregate for any breaches of clauses (i) or (v) above.

(iii)  "Company Group" shall mean the Company and any parent companies and subsidiaries and other entities under common control.

(iv)  "Good Reason" means the occurrence of any of the following events:

(A)  the assignment to the Executive of any duties inconsistent in any material respect with the Executive's then position (including status, offices, titles and reporting relationships), authority, duties or responsibilities, or any other action or actions by the Company which when taken as a whole results in a significant diminution in the Executive's position, authority, duties or responsibilities, excluding for this purpose any isolated, immaterial and inadvertent action not taken in bad faith and which is remedied by the Company promptly after receipt of notice thereof given by the Executive; or

(B)  a material breach by the Company of one or more provisions of this Agreement, provided that such Good Reason shall not exist unless the Executive shall first have provided the Company with written notice specifying in reasonable detail the factors constituting such material breach and such material breach shall not have been cured by the Company within thirty (30) days after such notice or such longer period as may reasonably be necessary to accomplish the cure but in any event no longer than ninety (90) days;

5.  Obligations of Company on Termination. Notwithstanding anything in this Agreement to the contrary, the Company's obligations on termination of the Executive's employment shall be as described in this Section 6.

(a)  Obligations of the Company in the Case of Termination Without Good Cause or Resignation by the Executive for Good Reason. In the event that prior to the expiration of the Employment Term, the Company terminates the Executive's employment, pursuant to Section 5(e), without Good Cause, or the Executive resigns, pursuant to Section 5(f), for Good Reason, the Company shall provide the Executive with the following:

(i) Amount of Severance Payment. Except as provided in Section 6(b) below, within thirty (30) days following the Termination Date, the Company shall pay the Executive on a monthly basis (as if still employed by Company but off the payroll) a single lump sum cash payment (the "Severance Payment") equal to the sum of the following:

(A)  the equivalent of six (6) months Base Salary in the event the Termination Date is after the first anniversary of the Effective Date (the "First Anniversary") to increase by an amount equal to three months Base Salary for each year the Executive is employed by the Company after the First Anniversary, up to an amount not to exceed two (2) years Base Salary; and

(B)  any Base Salary, vacation and unreimbursed expenses accrued but unpaid as of the Termination Date and any Performance Bonus applicable to the present fiscal quarter and/or Transaction Fees to which Transaction the Executive has made recognized contribution in facilitating provided any such Transaction is closed no later than ninety (90) days after the Termination Date.

(b)  Obligations of the Company in case of Termination for Death, Disability, Voluntary Resignation or Good Cause. Upon termination of the Executive's employment upon death (pursuant to Section 5(b)), or for Good Cause (pursuant to Section 5(a)), the Company’s obligations to the Executive shall be limited to the payment of any Base Salary, Performance Bonus for present fiscal quarter, Transaction Fees for pending transactions to which the Executive made recognized contribution in facilitating provided any such Transaction is closed no later than sixty (60) days after the Termination Date and unreimbursed expenses accrued but unpaid as of the date of such termination.

6.  Covenants of the Executive

(a)  During the Employment Term and for a period of two (2) years thereafter the Executive shall not, directly or indirectly, employ, solicit for employment or otherwise contract for the services of any employee of the Company or any of its affiliates at the time of this Agreement or who shall subsequently become an employee of the Company or any such affiliate; and

(b)   During the Employment Term and for a period of one (1) year thereafter the Executive will not at any time engage in or participate as an executive officer, employee, director, agent, consultant representative, stockholder, or partner, or have any financial interest, in any business which "competes" with the Company or successor to the business of the Company. For the purposes hereof, a "competing" business shall mean any private or public entity in the biodiesel field. Ownership by the Executive of publicly traded stock of any corporation conducting any such business shall not be deemed a violation of the preceding two sentences provided the Executive does not own more than five percent (5% of the stock of any such corporation.

(c)   Executive agrees that all records, in whatever medium (including written works), documents, papers, notebooks, drawings, designs, technical information, source code, object code, processes, methods or other copyrightable or otherwise protected works Executive conceives, creates, makes, invents, or discovers that relate to or result from any work he performs or performed for the Company or that arise from the use or assistance of the Company’s facilities, materials, personnel, or Confidential Information in the course of his employment (whether or not during usual working hours), whether conceived, created, discovered, made, or invented individually or jointly with others, will be and remain the absolute property of the Company, as will all the worldwide patent, copyright, trade secret, or other intellectual property rights in all such works. Executive irrevocably and unconditionally waives all rights, wherever in the world enforceable, that vest in him (whether before, on, or after the date of this Agreement) in connection with his authorship of any such copyrightable works in the course of his employment with the Company. Without limitation, Executive hereby waives the right to be identified as the author of any such works and the right not to have any such works subjected to derogatory treatment. Executive recognizes that any such works are “works made for hire” of which the Company is the author.

(d)  All files, records, correspondence, memoranda, notes or other documents (including, without limitation, those in computer-readable form), real property or intellectual property relating or belonging to the Company or its affiliates, whether prepared by the Executive or otherwise coming into his possession in the course of the performance of his services under this Agreement, shall be the exclusive property of Company and shall be delivered to Company and not retained by the Executive (including, without limitations, any copies thereof) upon termination of this Agreement for any reason whatsoever.

(e)  Executive acknowledges that his employment with the Company under this Agreement, will give him access to Confidential Information (as defined below). Executive acknowledges and agrees that using, disclosing, or publishing any Confidential Information in an unauthorized or improper manner could cause the Company or its members to incur substantial loss and damages that could not be readily calculated and for which no remedy at law would be adequate. Accordingly, Executive agrees with the Company that he will not at any time, except in performing his employment duties to the Company under this Agreement (or with the Board of Directors of the Company’s, prior written consent), directly or indirectly, use, disclose, or publish, or permit others not so authorized to use, disclose, or publish any Confidential Information that you may learn or become aware of, or may have learned or become aware of, because of his continuing employment, ownership, or association with the Company, or use any such information in a manner detrimental to the interests of the Company or any of its shareholders. For the purposes of this Agreement, "Confidential Information" includes, without limitation, confidential or proprietary information that has not previously been disclosed to the public or to the trade with respect to the Company’s or any of its affiliates present or future business, including, without limitation, its operations, services, products, research, clients, potential investors, inventions, discoveries, drawings, designs, plans, processes, quantitative methodologies, models, technical information, facilities, methods, trade secrets, copyrights, software, source code, systems, patents, procedures, manuals, specifications, any other intellectual property, confidential reports, customer lists, financial information (including the revenues, costs, or profits associated with such party’s products or services), business plans, projections, prospects, opportunities or strategies, acquisitions or mergers, advertising or promotions, personnel matters and legal matters, but excludes any information already properly in the public domain. "Confidential Information" also includes confidential and proprietary information and trade secrets that third parties entrust to the Company in confidence.

(f)  The Executive acknowledges that a breach of his covenants contained in this Section 7 may cause irreparable damage to the Company and its affiliates, the exact amount of which will be difficult to ascertain, and that the remedies at law for any such breach will be inadequate. Accordingly, the Executive agrees that if she breaches any of the covenants contained in this Section 7, in addition to any other remedy which may be available at law or in equity, the Company shall be entitled to specific performance and injunctive relief.

(g)  The Company and the Executive further acknowledge that the time, scope, geographic area and other provisions of this Section 7 have been specifically negotiated by sophisticated commercial parties and agree that all such provisions are reasonable under the circumstances of the activities contemplated by this Agreement. In the event that the agreements in this Section 7 shall be determined by any court of competent jurisdiction to be unenforceable by reason of their extending for too great a period of time or over too great a geographical area or by reason of their being too extensive in any other respect, they shall be interpreted to extend only over the maximum period of time for which they may be enforceable and/or over the maximum geographical area as to which they may be enforceable and/or to the maximum extent in all other respects as to which they may be enforceable, all as determined by such court in such action.

(h)  The Executive agrees to cooperate with the Company, during the Employment Term and thereafter (including following the Executive's termination of employment for any reason), by making himself reasonably available to testify on behalf of the Company or any of its affiliates in any action, suit, or proceeding, whether civil, criminal, administrative, or investigative, and to assist the Company, or any affiliate, in any such action, suit, or proceeding, by providing information and meeting and consulting with the Board or its representatives or counsel, or representatives or counsel to the Company, or any affiliate as reasonably requested; provided, however that the same does not materially interfere with him then current professional activities and is not contrary to the best interests of the Executive. The Company agrees to reimburse the Executive, on an after-tax basis, for all expenses actually incurred in connection with his provision of testimony or assistance.

(i)  The parties agree that, during the Employment Term and thereafter (including following the Executive's termination of employment for any reason) that they will not make statements or representations, or otherwise communicate, directly or indirectly, in writing, orally, or otherwise, or take any action which may, directly or indirectly, disparage the other party or any of its affiliates or their respective officers, directors, employees, advisors, businesses or reputations. Notwithstanding the foregoing, nothing in this Agreement shall preclude either party from making truthful statements or disclosures that are required by applicable law, regulation or legal process.

7.  Withholding. The Company may withhold from the Executive's compensation all applicable amounts required by law.

8.  Arbitration. The parties agree that any dispute, claim, or controversy based on common law, equity, or any federal, state, or local statute, ordinance, or regulation (other than workers’ compensation claims) arising out of or relating in any way to the Executive’s employment, the terms, benefits, and conditions of employment, or concerning this Agreement or its termination and any resulting termination of employment, including whether such a dispute is arbitrable, shall be settled by arbitration. This agreement to arbitrate includes but is not limited to all claims for any form of illegal discrimination, improper or unfair treatment or dismissal, and all tort claims. The Executive will still have a right to file a discrimination charge with a federal or state agency, but the final resolution of any discrimination claim will be submitted to arbitration instead of a court or jury. The arbitration proceeding will be conducted under the employment dispute resolution arbitration rules of the American Arbitration Association in effect at the time a demand for arbitration under the rules is made. The decision of the arbitrator(s), including determination of the amount of any damages suffered, will be exclusive, final, and binding on all parties, their heirs, executors, administrators, successors and assigns. Each party will bear its own expenses in the arbitration for arbitrators’ fees and attorneys’ fees, for its witnesses, and for other expenses of presenting its case. Other arbitration costs, including administrative fees and fees for records or transcripts, will be borne equally by the parties.

9.  Notices. Any notices required or permitted hereunder shall be in writing and shall be deemed to have been given when personally delivered or when mailed, certified or registered mail, postage prepaid, to the following addresses:

If to the Executive:

Attn: Dr. Richard Craven

If to the Company:

Universal Bioenergy, Inc. 128 Biodiesel Drive, Nettleton, MS 38858 Attention: _________

10.  General:

(a)  Construction and Severability. If any provision of this Agreement shall be held invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired, and the parties undertake to implement all efforts which are necessary, desirable and sufficient to amend, supplement or substitute all and any such invalid, illegal or unenforceable provisions with enforceable and valid provisions which would produce as nearly as may be possible the result previously intended by the parties without renegotiation of any material terms and conditions stipulated herein.

(b)  Performance; Assignability. The Executive represents and warrants to the Company that the Executive has no contracts or agreements of any nature that the Executive has entered into with any other person, firm or corporation that contain any restraints on the Executive’s ability to perform his obligations under this Agreement. The Executive may not assign his interest in or delegate his duties under this Agreement. This Agreement is for the employment of the Executive, personally, and the services to be rendered by him under this Agreement must be rendered by him and no other person. This Agreement shall be binding upon and inure to the benefit of the Company and its successors and assigns. Notwithstanding anything else in this Agreement to the contrary, the Company may assign this Agreement to and all rights hereunder shall inure to the benefit of any person, firm or corporation resulting from the reorganization of the Company or succeeding to the business or assets of the Company by purchase, merger or consolidation. The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no succession had taken place. The Company's failure to obtain such an assumption and agreement prior to the effective date of a succession will be a breach of this Agreement and will entitle the Executive to compensation from the Company in the same amount and on the same terms as if the Executive were to terminate his employment for Good Reason, except that, for purposes of implementing the foregoing, the date on which any such succession becomes effective will be deemed the Termination Date.

(c)  Compliance with Rules and Policies. The Executive shall perform all services in accordance with the policies, procedures and rules established by the Company, including, but not limited to, the By-Laws of the Company. In addition, the Executive shall comply with all laws, rules and regulations that are generally applicable to the Company, its affiliates and their employees, directors and officers.

(d)  Withholding. The Company shall withhold from all amounts due hereunder any withholding taxes payable to federal, state, local or foreign taxing authorities.

(e)  Entire Agreement, Modification. This Agreement constitutes the entire agreement of the parties hereto with respect to the subject matter hereof, supersedes all prior agreements and undertakings, both written and oral, and may not be modified or amended in any way except in writing by the parties hereto.

(f)  Duration. Notwithstanding the Employment Term hereunder, this Agree-ment shall continue for so long as any obligations remain under this Agreement.

(g)  Survival. The covenants set forth in Section 7 of this Agreement shall survive and shall continue to be binding upon the Executive notwithstanding the termination of this Agreement for any reason whatsoever. It is expressly agreed that the remedy at law for the breach or threatened breach of any such covenant is inadequate and that the Company, in addition to any other remedies that may be available to it, in law or in equity, shall be entitled to injunctive relief to prevent the breach or any threatened breach thereof without bond or other security or a showing that monetary damages will not provide an adequate remedy.

(h)  Waiver. No waiver by either party hereto of any of the requirements imposed by this Agreement on, or any breach of any condition or provision of this Agreement to be performed by, the other party shall be deemed a waiver of a similar or dissimilar requirement, provision or condition of this Agreement at the same or any prior or subsequent time. Any such waiver shall be express and in writing, and there shall be no waiver by conduct.

(i)  Counterparts. This Agreement may be executed in two or more counter-parts, all of which taken together shall constitute one instrument.

IN WITNESS WHEREOF, the parties hereto, intending to be legally bound, have hereunto executed this Agreement as of the day and year first written above.

UNIVERSAL BIOENERGY, INC.

Date: February 26, 2008	By:	/s/
Name: James Earnest
Title: President

Date: February 26, 2008	Dr. Richard Craven

/s/